Exhibit 1(e)
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA


SUPPLEMENT TO DECLARATION OF TRUST

 We, J. Gary Burkhead, Senior Vice President, and Arthur S. Loring,
Secretary of

Equity Portfolio: Growth
82 Devonshire Street
Boston, Massachusetts 02109


do hereby certify that, in accordance with Article XII, Section 7 of the Declaration of Trust of Equity Portfolio: Growth, the following Supplement to said Declaration of Trust was duly adopted by a majority vote of the Board of Trustees at a meeting held on July 18, 1991:
VOTED: That the Declaration of Trust as amended and restated on October 26,
1984 be     and it hereby is,amended as follows:

  That Article 1, Section 1 of the Declaration of Trust of this Trust shall be amended to read as follows:

  "This Trust shall be known as `Fidelity Broad Street Trust'."

  That Article 1, Section 2(b) of the Declaration of Trust of this Trust shall be amended to read as follows:

  "The `Trust' refers to `Fidelity Broad Street Trust'."

The foregoing supplement to the Declaration of Trust became effective January 29, 1992 so long as this Supplement is filed in accordance with Chapter 182, Section 2, of the General Laws.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 20th day of December, 1991.


/s/J. Gary Burkhead              /s/Arthur S. Loring
   J. Gary Burkhead                Arthur S. Loring
   Senior Vice President                Secretary